Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated May 14, 2025, relating to the financial statements of Public Policy Holding Company, Inc. and subsidiaries for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MN Blum LLC
MN Blum LLC
Rockville, Maryland

November 12, 2025